Exhibit 99.1

Applied DNA Sciences Announces Appointment of Scott L. Anchin to Board of Directors

Appointment follows resignation of Director Dr. Charles Ryan

STONY BROOK, N.Y., November 8, 2019 –  Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”) a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing for product authenticity, traceability solutions and nucleic acid-based biotherapeutic research, today announced the appointment of Scott L. Anchin to its Board of Directors following the resignation of Director Dr. Charles Ryan. The Company expects Mr. Anchin will also be engaged as a strategic advisor to the Company.

Mr. Anchin is a restructuring professional with more than twenty years of leadership experience spanning a variety of industries. Mr. Anchin is currently a partner at Cormont Strategic Services, LLC and formally worked for Alvarez & Marsal North America, LLC, a global professional services firm specializing in turnaround and interim management and performance improvement. Mr. Anchin started his career in public accounting with Anchin, Block & Anchin LLP, where he audited financial statements for manufacturing, real estate, retail and consumer products companies. Mr. Anchin has advised on many notable restructuring engagements including Lehman Brothers Holdings Inc., Fieldwood Energy, Vanguard Natural Resources, Chaparral Energy, Cengage Learning and O.W. Bunker, among others.

Mr. Anchin has a Bachelor of Science in Accounting from the Wharton School of Business at the University of Pennsylvania and an MBA with a concentration in Management from Columbia Business School. He is also a non-active Certified Public Accountant (CPA).

“Dr. Ryan has been a trusted colleague and advisor for many years, and we thank him for his thoughtful service on our Board,” said Dr. James A. Hayward, President, Chairman and Chief Executive Officer of Applied DNA. “It has been an honor and a privilege to be associated with Dr. Ryan and we wish him all the best in his next endeavor.”

“When one door closes, another opens, and we are thrilled to have Mr. Anchin join our Board and look forward to him starting work as a strategic advisor. Mr. Anchin has a demonstrated track record of driving performance improvements and increasing shareholder value,” said Dr. Hayward. “We are pleased to welcome Mr. Anchin at this important next stage of Applied DNA’s evolution.”

“Having spent many years advising emerging companies, I am extremely pleased to join Applied DNA, which I believe has the potential to transform the track-and-trace and nucleic acid-based biotherapeutics markets,” said Scott Anchin. “I look forward to working with the Applied DNA team to build a world-class company.”

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping, and pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

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Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the substantial doubt relating to Applied DNA’s ability to continue as a going concern, our ability to successfully enter into commercial contracts for the implementation of our CertainT® platform, the possibility of failure to make timely payment on its outstanding secured convertible notes and resulting enforcement by noteholders of remedies on collateral which includes substantially all of Applied DNA’s assets, the Company’s history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, uncertainties relating to its ability to maintain its NASDAQ listing in light of delisting notices received and its recent hearing, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018, as amended, and our subsequent quarterly reports on Form 10-Q filed on February 7, 2019, May 9, 2019 and August 13, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com web: www.adnas.com

twitter: @APDN